                                                                   EXHIBIT 10.38

                       AMENDMENT NO. 3 TO LEASE AGREEMENT

     This Amendment No. 3 to Lease Agreement ("Amendment") is made effective as of June 16, 2005, between ND PROPERTIES, INC., registered in Minnesota as ND PROPERTIES OF DELAWARE, INC. ("Landlord") and CAPELLA EDUCATION COMPANY ("Tenant").

     A. Landlord's predecessor in interest and Tenant entered into a written Office Lease dated June 28, 2000 ("Initial Lease"), relating to the premises ("Premises") currently consisting of approximately 91,480 rentable square feet on the 16th, 18th, 19th and 20th floors of the building commonly known as 222 South Ninth Street Minneapolis, Minnesota (the "Building").

     B. The initial Lease has not previously been amended or modified except by Amendment No. 1 to Lease Agreement dated December 5, 2001 ("Amendment No. 1"), and Amendment No. 2 to Lease Agreement dated October 28, 2002 ("Amendment No. 2"). The Initial Lease and Amendments No. 1 and 2 are referred to herein collectively as the "Lease."

     C. Landlord and Tenant desire to extend the Term of the Lease and to otherwise amend the Lease as provided in this Amendment.

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are expressly acknowledged, the parties agree as follows:

     1. Effect. The Lease is hereby amended to the extent necessary to give effect to this Amendment, and the terms of this Amendment shall supersede any contrary terms in the Lease. All references in the Lease to "this Lease" shall be deemed to refer to the Lease as amended by this Amendment. In all other respects, the terms and conditions of the Lease shall remain unmodified and in effect. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meanings as provided in the Lease.

     2. Term. The Term of the Lease is hereby extended for one (1) period of thirty-nine (39) months ("First Extension Term") commencing on December 1, 2005, and ending on February 28, 2009. Except as expressly provided otherwise in the Lease or this Amendment, the Lease shall continue during the First Extension Term on all of the same terms and conditions, and any reference in the Lease to the Term of the Lease shall he deemed to refer to and include the First Extension Term.

     3. Rent. During the First Extension Term, Tenant shall pay Rent for the Premises as follows:

     A. Tenant shall pay Base Rent at an annual rate per rentable square foot and payable in advance in monthly installments as follows:

                       Monthly       Annual     Annual Base Rent
Period                Base Rent    Base Rent     Per Square Foot
------               ----------   -----------   ----------------
12/1/05 - 12/31/06   $47,645.83   $571,750.00         $6.25
1/1/07 - 1/31/08     $51,457.50   $617,490.00         $6.25
2/1/08 - 2/28/09     $55,269.17   $663,230.00         $7.25


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

     B. Tenant shall pay Tenant's Prorata Share of Taxes and Operating Expenses for the Premises in the same manner and subject to the same adjustments as provided in the Lease.

     4. Tenant Improvements.

     A. So long as Tenant is not in default under this Amendment or the Lease (beyond any applicable cure period), Landlord will provide an allowance (the "Improvement Allowance") in the amount of $375,000.00 to be applied toward the Cost of the Work incurred by Tenant after the full execution of this Amendment for Work relating to the Premises (the "Cost of the Work" and "Work," as well as the disbursement procedures for the Improvement Allowance, are defined in Exhibit B to the Initial Lease, which is hereby incorporated herein by reference). The Improvement Allowance shall be treated by Landlord and Tenant as a tenant improvement allowance, and all of the leasehold improvements that are constructed as part of the Work and paid for with the Improvement Allowance shall be owned by Landlord. The Improvement Allowance will he disbursed, and Tenant will perform the Work in the Premises, in accordance with all of the terms and conditions of Exhibit B to the Lease, subject to the following modifications:

     (1) All references in said Exhibit B to the "Premises" shall be deemed to refer to the Premises as defined in this Amendment;

     (2) All references in said Exhibit B to the "Improvement Allowance" shall be deemed to refer to the Improvement Allowance as defined in this Section 4A;

     (3) Notwithstanding the provisions of the last paragraph of Section 2 of said Exhibit B, no portion of the Improvement Allowance may be applied toward Rent, and if any portion of the Improvement Allowance is not used, Landlord shall be entitled to such savings;

     (4) Notwithstanding the provisions of Sections 3A and 4A of said Exhibit B, the Work may be performed in one or more separate projects affecting all or portions of the Premises so long as Tenant complies with the construction rules for the Building, and there shall be no specific date required for submission of any Space Plan or Working: Drawings relating to the Work, nor (under Section 4B) any required date by which Tenant must submit revised plans to Landlord;

     (5) To the extent that the Work involves only painting, wall coverings, floor coverings, other finishes and/or cosmetic work, then Tenant may submit to Landlord a narrative description of such Work and the location thereof, and such narrative description shall serve as the "Space Plan" and "Working Drawings" for purposes of Exhibit B;

     (6) Tenant will submit the Work for competitive bids to a minimum of three
     (3) contractors approved by Landlord (such consent not to be unreasonably withheld, conditioned or delayed), and Landlord's recommended contractor will be included in the bidding process; Tenant shall be free to select from among the responding bidders so approved by Landlord (and need not select the lowest bidder); and Tenant may, but need not, seek competitive bids for any portion of the Work the cost of which does not exceed


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

     $50,000 so long as such portion of the Work is performed by contractors and subcontractors approved by landlord (such approval not to be unreasonably withheld, conditional or delayed);

     (7) Tenant may submit to Landlord applications for reimbursement for the Cost of the Work no more frequently than on a monthly basis; Landlord agrees to reimburse Tenant directly for the Cost of Work within thirty (30) days after each complete application for payment is received by Landlord; provided, however, that if Tenant submits a complete application for payment on or before the first business day of a calendar month, Landlord shall reimburse Tenant not later than the last business day of such month. If Landlord fails for sixty (60) days to pay any portion of the Improvement Allowance which is properly due and payable, Tenant shall be entitled to offset said amounts against Rent due and payable under the Lease as amended hereby;

     (8) Notwithstanding Section 6 of said Exhibit B, Tenant may use qualified space planners architects and engineers, as selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditional or delayed), to prepare design materials relating to the Work;

     (9) Notwithstanding the provisions of Section 10A of said Exhibit B, there shall be no specific date (or dates) required for commencement of the Work;

     (10) Section 10G of said Exhibit B shall be dated, provided that the financial responsibility of any contractor or subcontractor may be taken into account by Landlord in connection with the approval or disapproval of such contractor or subcontractor;

     (11) Section 10H of said Exhibit B shall be modified by deleting the requirement for written notice of anticipated completion;

     (12) Section 10L of said Exhibit B shall be modified to require "Record Drawings" (i.e. final Working Drawings updated to record the Work as actually constructed, including any change orders and other changes or modifications in the Work) rather than "as-built drawings";

     (13) Section 10P of said Exhibit B shall be deleted; and

     (14) The Work shall be performed in compliance with the Tenant Improvement Work Specifications Manual (June, 2003, edition) for the Campbell Mithun Tower.

     B. Notwithstanding the provision of Article 8 of the Lease:

     (1) No additional approval by Landlord of contractors, subcontractors or suppliers shall be required beyond the approval described in Section 4A(6), above;

     (2) Contractor and subcontractor bonds shall not be required; and


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

     (3) The Work shall not be performed under Landlord's direction or supervision: Landlord may monitor the progress of the Work, but Tenant shall not owe Landlord any fee or charges on account thereof.

     C. Landlord shall, at its expense, provide a complete shampooing and steam cleaning of all carpeting in the Premises prior to the commencement of the First Extension Term (provided, that Landlord shall not be required to move any furniture or equipment in connection therewith); and such work shall be performed outside of Tenant's normal business hours, shall he coordinated with Tenant for minimal disruption and shall be performed in compliance with the carpet manufacturer's specifications (provided Tenant supplies Landlord with such specifications).

     D. Except as provided in this Section, Tenant agrees to accept the Premises on an "as is" basis, and Landlord has no obligation to do or pay for any leasehold improvements or plans. Landlord hereby confirms that the Premises are currently in the condition in which the Premises would be required to be surrendered under Article 13 of the Lease, without the need for removal of any improvements heretofore constructed or installed in the Premises (except for Tenant's trade fixtures, equipment, furnishings, personal property and Lines [as defined in and subject to the provisions of Article 29 of the Initial Lease]). Tenant hereby confirms that any work required by the Lease (or any prior amendment) for the occurrence of the Commencement Date for any portion or all of the Premises has been completed, and any contribution required by Landlord toward such work has been paid. Under no circumstance shall Tenant be entitled to any free rent period, tenant finish allowance, leasehold improvements or other work, or any other such economic incentives during the First Extension Term that may have been provided to Tenant in connection with entering into the Lease or any prior Amendment.

     5. Extension Option. Article 36 of the Initial Lease is hereby entirely deleted from the Lease. Tenant is hereby granted the option to extend this Lease for two (2) additional periods of two (2) years each (any such option and period is sometimes herein called an "Extension Option" and an "Extension Term" and the successive options and periods are sometimes herein called the Second and Third Extension Options and the Second and Third Extension Terms) commencing immediately after the expiration of the then current Extension Term of this Lease (the First Extension Term or the then current Extension Term, as the case may be), as follows:

     A. To exercise an Extension Option, Tenant shall give written notice of exercise ("Extension Notice") to Landlord not more than twelve (12), and not less than six (6), full calendar months prior to the expiration of the then current Extension Term. Within thirty (30) days after Landlord receives Tenant's Extension Notice, Landlord shall give written notice to Tenant of Landlord's determination of the Base Rent for the Premises for the applicable Extension Term (based on the definition of Prevailing Rental Rate set forth in Subsection D below). Tenant's exercise of the Extension Option and Landlord's determination of the Base Rent for the Extension Term shall be binding and irrevocable unless Tenant shall, at Tenant's option, give Landlord written notice, within thirty (30) days after Landlord's notice of the Base Rent is given, that either: (i) Tenant withdraws Tenant's Extension Notice, in which case the Extension Option shall terminate, or (ii) Tenant contests Landlord's determination of the Base Rent, in which case Tenant's Extension Notice shall be binding and irrevocable, but the Base Rent for the Extension

     Term shall be determined as provided in Subsection E below. Time is of the essence with respect to Tenant's notices.

     B. If Tenant exercises an Extension Option, the Extension Term shall be upon the same terms and conditions of this Lease, except that:

          (1) Tenant shall pay Base Rent for the Premises during the Extension Term at the Prevailing Rental Rate as determined under this Section. Tenant shall continue to pay Tenant's Prorata Share of Taxes and Operating Expenses for the Premises during the Extension Term as provided in the Lease.

          (2) Tenant agrees to accept the Premises in its then existing condition on an "as is" basis at he time the Extension Term commences. Unless otherwise agreed in writing, Tenant shall not be entitled to any free rent or rent abatement period, tenant finish allowance, tenant improvements or other work to the Premises, or any other allowance or other economic incentives that may have been provided to Tenant in connection with entering into this Amendment or the initial Term (but the condition of the Premises and any concessions then being provided in the rental marketplace shall he taken into account in determining the Base Rent for the Premises).

          (3) The Term of this Lease shall be deemed to include and refer to the Extension Term, except as expressly provided otherwise in this Lease.

          (4) Tenant shall have no Extension Option beyond the expiration of the Third Extension Term.

     C. Tenant's exercise of a particular Extension Option shall, at Landlord's election, be null and void if Tenant has received written notice that it is in default of a material term under the Lease and such default remains uncured (i) with respect to a monetary default, at the date of the Extension Notice, or (ii) with respect to any default, at the commencement of the Extension Term. If Tenant shall fail to timely or properly exercise an Extension Option as herein provided, said Option shall terminate, and shall be null and void and of no further force and effect. Tenant's exercise of an Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise an Extension Option herein provided, or if Tenant shall have assigned the Lease or subleased all or any portion of the Premises (other than to a Related Entity), then immediately upon such termination, sublease or assignment, all Extension Options herein granted shall simultaneously terminate and become null and void. The Extension Options are personal to Tenant. Under no circumstances whatsoever shall the assignee under a complete or partial assignment of the Lease (other than a Related Entity) or a subtenant under a sublease of the Premises, have any right to exercise the Extension Options granted herein. If the Second Extension Option terminates, the Third Extension Option shall also terminate.

     D. "Prevailing Rental Rate" means the net market rental rate for the Premises (determined by reference to the annual rental rates for comparable space in the Building. primarily, and in comparable office buildings Minneapolis Central Business District, secondarily) that would be payable by a willing tenant to a willing landlord, neither being under any compulsion to act, in equal monthly payments during a term equal to the applicable term and commencing on the first day of the applicable term thereof (taking into consideration all pertinent factors, including, without limitation, the length of term, use, quality of services provided, size of space, location of the space within the building, definition of net rentable area, leasehold improvements provided, quality, age, and location of the applicable building, tenant clientele of the building, financial strength of the applicable tenant, any applicable reductions arising from rental concessions and abatements, lease takeovers/assumptions, moving expenses and other concessions for the benefit of the applicable tenant, distinction between "gross" and 'net" leases, base year or amount allowed by the landlord for payment of building operating expenses (expense stop), method for computing and the amount of operating costs, taxes, and other expenses payable by tenants, parking and other amenities (and any related charge) and the time the particular rate under consideration becomes effective, all to the same extent and in the same manner as the rental marketplace takes such factors into account).

     E. If Tenant timely exercises an Extension Option and timely gives Landlord written notice that Tenant contests Landlord's determination of the Base Rent, the Prevailing Rental Rate (as defined in the preceding Subsection D) for the Premises shall be determined by arbitration, in accordance with the procedure set forth in Exhibit D to the Initial Lease, which is hereby incorporated herein by reference. Such determination shall be final and binding upon the parties. If the Prevailing Rental Rate has not been determined before the commencement of the applicable Extension Term, Tenant shall pay Base Rent at the rental rate previously or then in effect for the Premises, which will be adjusted retroactively between the parties within thirty (30) days after the Prevailing Rental Rate has been determined to reflect any difference.

     F. Within ten (10) days after written request by Landlord or Tenant to the other, Landlord and Tenant shall execute and deliver an instrument in form reasonably satisfactory to Landlord confirming any exercise or termination of the Extension Option, but an otherwise valid exercise of the Extension Option shall be fully effective, whether or not such confirmatory documentation is executed.

     6.   Miscellaneous.

     A. Article 37 (Option to Expand) and 38 (Right of First Offer) of the Initial Lease have been fulfilled, terminated or waived, and the same are hereby entirely deleted from the Lease. Pursuant to Article 35 of the Initial Lease, Tenant has caused to be issued, and Landlord currently holds, a $100,000 letter of credit in favor of Landlord, as beneficiary (the "Letter of Credit"). The Letter of Credit has an expiry date of October 31, 2005. Any provision of the Lease or Letter of Credit to the contrary notwithstanding (i) Tenant need not provide a substitute letter of credit or renew the Letter of Credit prior to its expiry date; (ii) Landlord shall make no draw, presentation or demand under the Letter of Credit by reason of Tenant's failure to provide a substitute letter of credit or to renew the Letter of Credit, prier to its expiry date, and (iii)


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

Landlord shall return the original Letter of Credit to Tenant promptly following the expiry date. Effective as of the day immediately following the Letter of Credit expiry date, Article 35 (Security Deposit) of the Initial Lease shall be deemed fulfilled, terminated and waived, and the same shall be entirely deleted from the Lease, without further act or deed from Landlord or Tenant; provided, however, that if on the day immediately following the Letter of Credit expiry date the Landlord shall hold any Letter of Credit proceeds, then such proceeds shall continue to be held on and subject to the provisions of said Article 35 until used, applied or released as provided therein.

     B. The first sentence of the first paragraph of Article 11 of the Initial Lease is hereby entirely deleted and replaced with the following;

     Tenant shall maintain during the Term commercial general liability insurance, with limits of not less than $2,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) for any one occurrence, and umbrella coverage of not less than $2,000,000. The foregoing insurance requirements may be satisfied by Tenant's basic policy, or by the basic policy in combination with umbrella or excess policies, so long as the total limits and coverages are at least as broad as that required herein.

If the Term is extended beyond the First Extension Term, Landlord shall have the right, upon thirty (30) days written notice, to require Tenant to increase the limits and coverages of Tenant's insurance under Article 11 of the Lease consistent with the requirements of prudent landlords or lenders for similar tenants occupying similar premises in the Minneapolis-St Paul metropolitan area.

     7. Tenant Representations. Tenant hereby represents to Landlord that there has been no assignment of Tenant's interest under the Lease and no sublease of all or any portion of the Premises by Tenant requiring Landlord's consent that has not been obtained, there are no existing defenses, claims or offsets which Tenant has against Landlord or against enforcement of the Lease or Landlord, and Landlord and Tenant are not currently in default under the Lease.

     8. Brokers. Landlord and Tenant each represents that it has not engaged or dealt with any real estate broker, agent or finder with respect to this Amendment, except for United Properties LLC (representing Landlord and whose commission, if any, shall be paid by Landlord pursuant to a separate written agreement) and CRESA Partners (representing Tenant and whose commission, if any, shall be paid by Landlord pursuant to a separate written agreement). Landlord and Tenant shall indemnify and hold each other harmless from all claims, liability or expense (including reasonable attorneys' fees) in connection with am claim for broker's, finder's or other fees or commissions as a result of such party's actions or alleged actions.

     9. Mortgages. Landlord hereby represents to Tenant that there are no mortgages encumbering the Building or the Premises on the date of this Amendment.

     10. Entire Agreement. The Lease, including, without limitation, this Amendment and all exhibits which are attached hereto and hereby incorporated by reference, constitutes the entire agreement between Landlord and Tenant with respect to the subject matter hereof. Tenant acknowledges that it has not been induced to enter into this Amendment by any agreements or representations which are not set forth in this Amendment. This Amendment shall not be effective until execution and delivery by both Landlord and Tenant.

     By signing this Amendment, the parties agree to the above terms.

LANDLORD:                               TENANT:

ND PROPERTIES, INC., registered         CAPELLA EDUCATION COMPANY
in Minnesota as ND PROPERTIES
OF DELAWARE, INC.


By: /s/ James P. Garofalo               By: /s/ Gregory W. Thom
    ---------------------------------       ------------------------------------
Name: James P. Garofalo                 Name: Gregory W. Thom
Title: Assistant Secretary              Title: VP, General Counsel & Secretary
Date Signed: 7/13/2005                  Date Signed: July 8,2005


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